Exhibit 21.1

                          Subsidiaries of the Company*

BGH Holdings, Inc., a Delaware corporation

Bloch & Guggenheimer, Inc., a Delaware corporation

Polaner, Inc., a Delaware corporation

RWBV Acquisition Corp., a Delaware corporation **

Trappey's Fine Foods, Inc., a Delaware corporation

Maple Grove Farms of Vermont, Inc., a Vermont corporation

Les Produits Alimentaires Jacques et Fils, Inc., a Quebec company

Heritage Acquisition Corp., a Delaware corporation

William Underwood Company, a Massachusetts business trust

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*        As of December 28, 2002

** RWBV Acquisition Corp. was merged into Bloch & Guggenheimer, Inc. on December 31, 2002 pursuant to a Plan of Liquidation dated December 27, 2002.